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                                 EXHIBIT 99.1

                            Southwest Bancorp, Inc.


CONTACT: ROBERT L. MCCORMICK, JR., CHAIRMAN, PRESIDENT & CEO KERBY CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE:       (405) 372-2230

RELEASE DATE:    June 5, 1998



                            SOUTHWEST BANCORP, INC.
            ANNOUNCES INTENTION TO REDEEM SERIES A PREFERRED STOCK


Southwest Bancorp, Inc. (NASDAQ:OKSB, OKSBP, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company, today announced its intention to redeem all of the 690,000 outstanding shares of its 9.20% Redeemable, Cumulative Preferred Stock, Series A, (NASDAQ:OKSBP) on or after September 1, 1998. The Company will cause a notice to be sent to the holders of the Preferred Stock advising them of the redemption procedures. Under the terms of the Preferred Stock, the redemption will be paid in cash at the price of $25.00 per share (total, $17.25 million) plus accumulated, unpaid dividends to the date of redemption.

THIS REDEMPTION DOES NOT APPLY TO THE OUTSTANDING 9.30% CUMULATIVE TRUST
                     ---
PREFERRED SECURITIES (NASDAQ:OKSBO) ISSUED IN 1997.

  Southwest Bancorp, Inc. is a publicly-owned company headquartered in Oklahoma. Its subsidiary, the Stillwater National Bank and Trust Company, operates six full-service banking offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma.


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